Rule 424(b)(3)
                                 Registration Statement 333-96667



                      PROSPECTUS SUPPLEMENT

                       DATED JUNE 9, 2003

                               TO

                 PROSPECTUS DATED JULY 30, 2002

             _______________________________________


                      EMPIRE RESORTS, INC.

             _______________________________________

     This Prospectus Supplement, dated June 9, 2003 (the "Supplement"), supplements that certain Prospectus dated July 30, 2002, as supplemented by those certain prospectus supplements dated January 27, 2003, April 11, 2003 and April 30, 2003 (the
"Prospectus"), and should be read in conjunction with such Prospectus.

                      SELLING STOCKHOLDERS

     The following updates the table under the section "Selling Stockholders" with respect to Robert A. Berman to account for (i) the gift by Mr. Berman of 3,000 shares of common stock to Carl Arfa and (ii) the sale by Debbie N. Berman, Mr. Berman's wife, of 4,090 shares of common stock pursuant to Rule 144 of the Securities Act of 1933, as amended (which shares had previously been credited to Mr. Berman as being beneficially owned).

Name                  Number of  Number of  Number of  Percentag
                       Shares     Shares     Shares      e of
                      Beneficia    Being    Beneficia  Outstandi
                      lly Owned   Offered   lly Owned  ng common
                      Prior to                After      stock
                      Offering              Offering     After
                                                       Offering

Robert A. Berman      3,061,811   386,527   2,675,284    47.6%
(1)                      (2)
Carl Arfa               3,000      3,000       --         --
______________
     * less than 1%


     (1)   Robert  A. Berman has served as a director  and  Chief
       Executive Officer of Empire Resorts, Inc. since February 2002.

     (2) Consists of 298,189 shares issuable upon the exercise of options, 2,326,857 shares owned by Bryanston Group, Inc. ("Bryanston") and 66,000 shares owned by Beatrice Tollman (with respect to such shares owned by Bryanston and Beatrice Tollman,

       Robert A. Berman has exclusive voting rights for a three year period). Robert A. Berman disclaims beneficial ownership of any shares owned by Bryanston and Beatrice Tollman for any purpose other than voting

     All provisions of the Prospectus not specifically amended by this Supplement remain in full force and effect.

     Please insert this Supplement into your Prospectus and retain both this Supplement and the Prospectus for future reference. If you would like to receive a copy of the Prospectus please write to Empire Resorts, Inc.'s Corporate Secretary at 707 Skokie Boulevard, Suite 600, Northbrook, IL 60062 or call (847) 418-3804.